Exhibit 8.1

910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG HOUSTON	LONDON MOSCOW NEW YORK PALO ALTO RIYADH SAN FRANCISCO WASHINGTON

November 19, 2019

Summit Midstream Partners, LP

1790 Hughes Landing Blvd, Suite 500

The Woodlands, Texas 77380

Ladies and Gentlemen:

We have acted as counsel for Summit Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), Summit Midstream Holdings, LLC, a Delaware limited liability company (“Holdings”), Summit Midstream Finance Corp., a Delaware corporation (together with the Partnership and Holdings, as applicable, the “Issuers”), and the subsidiaries listed on Schedule I hereto (collectively, the “Subsidiary Guarantors”), with respect to certain legal matters in connection with the filing by the Issuers and the Subsidiary Guarantors with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), registering the offering of securities of the Issuers or the Subsidiary Guarantors, as applicable, from time to time pursuant to Rule 415 under the Securities Act. Such securities include (i) common units representing limited partner interests in the Partnership (the “Primary Common Units”); (ii) preferred units representing limited partner interests in the Partnership (the “Preferred Units”); (iii) warrants to purchase Primary Common Units or Preferred Units in the Partnership; (iv) rights to purchase Primary Common Units or Preferred Units in the Partnership; (v) one or more series of the Issuers’ debt securities (the “Debt Securities”); and (vi) guarantees of the Debt Securities by the Partnership and the Subsidiary Guarantors. The Registration Statement also registers for sale by Summit Midstream Partners Holdings, LLC and SMLP Holdings, LLC (together, the “Selling Unitholders”) up to 51,234,693 common units representing limited partner interests of the Partnership held by the Selling Unitholders. We prepared the discussion (the “Discussion”) set forth under the caption “Material U.S. Federal Income Tax Consequences” in the Prospectus forming a part of the Registration Statement (the “Prospectus”).

This opinion is based on various facts and assumptions and is conditioned upon certain representations made to us by the Partnership as to factual matters through a certificate of an officer of the Partnership (the “Officer’s Certificate”). In addition, this opinion is based upon the factual representations of the Partnership concerning its business, properties and governing documents as set forth in the Registration Statement, the Prospectus and the Partnership’s responses to our examinations and inquiries.

In our capacity as counsel to the Partnership, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies. For purposes of our opinion, we have not made an independent investigation or audit of the facts set forth in the above-referenced documents or representations. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification.

We hereby confirm that all statements of legal conclusions contained in the Discussion constitute the opinion of Baker Botts L.L.P. with respect to the matters set forth therein as of the date hereof, subject to the assumptions, qualifications and limitations set forth therein. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the representations described above, including in the Registration Statement, the Prospectus and the Officer’s Certificate, may affect the conclusions stated herein.

No opinion is expressed as to any matter not discussed in the Discussion. We are opining herein only as to the federal income tax matters described above, and we express no opinion with respect to the applicability to, or the effect on, any transaction of other federal laws, foreign laws, the laws of any state or any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state. This letter speaks as of the date hereof, and we disclaim any obligation to update it.

This opinion is furnished to you and is for your use in connection with the transactions set forth in the Prospectus. This opinion may not be relied upon by you for any other purpose or furnished to, assigned to, quoted to or relied upon by any other person, firm or other entity, for any purpose, without our prior written consent, except that this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law.

We hereby consent to the filing of this opinion of counsel as Exhibit 8.1 to the Registration Statement. We also consent to the reference to our Firm and this opinion in the Discussion under the heading “Validity of the Securities” in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

The opinion expressed herein is given as of the date hereof and we undertake no obligations to supplement this opinion if any applicable law changes after such date or if we become aware of any facts that might change the opinion expressed herein after such date or for any other reason.

Very truly yours,

/s/ Baker Botts L.L.P.

Schedule I

Bison Midstream, LLC

Grand River Gathering, LLC

DFW Midstream Services LLC

Red Rock Gathering Company, LLC

Polar Midstream, LLC

Epping Transmission Company, LLC

Meadowlark Midstream Company, LLC

Mountaineer Midstream Company, LLC

Summit Midstream Marketing, LLC

Summit Midstream Niobrara, LLC

Summit Midstream Permian, LLC

Summit Midstream Permian II, LLC

Summit Midstream OpCo, LP

Summit Midstream Permian Finance, LLC

Summit Permian Transmission, LLC

Summit Midstream Utica, LLC